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            [THE NEW ENGLAND FINANCIAL ANNUITIES LOGO APPEARS HERE]

September, 2000

TO OWNERS OF ZENITH ACCUMULATOR VARIABLE ANNUITY CONTRACTS:

A Special Meeting of Shareholders of New England Zenith Fund (the "Trust") will be held on October 30, 2000. At the Shareholders Meeting, Metropolitan Life Insurance Company ("MetLife") will vote all shares of the Trust held in The New England Variable Account which are attributable to Zenith Accumulator Variable Annuity Contracts in accordance with instructions received from Contractholders. You are now being asked how shares of the Trust deemed attributable to your Contract should be voted at the Shareholders Meeting.

Your voting instructions only apply to proposals which relate to a series of the Trust in which your contract's cash value was invested on the record date for the Shareholders Meeting. The record date is August 31, 2000. If you give voting instructions on a proposal for which you are not eligible to vote, MetLife will simply disregard those instructions.

Enclosed you will find a copy of the Notice of Meeting and Proxy Statement relating to the Shareholders Meeting. After reviewing this material, please follow the enclosed Telephone Voting Instructions, the internet voting instructions available by logging onto www.proxyvoting.com/nef, or complete and execute the Instruction Form and return it in the enclosed, postage-paid, self-addressed envelope. If you fail to give voting instructions, shares of the Trust deemed attributable to your Contract will be voted by MetLife in proportion to the voting instructions received from all other Zenith Accumulator Contractholders.

  [THE NEW ENGLAND FINANCIAL LIFE INSURANCE COMPANY ADDRESS LOGO APPEARS HERE]

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ZAVAI